News Release
Media Contacts:
Donna Ledbetter
HealthMarkets Corporate Communications
(817) 255-5405
Donna.Ledbetter@healthmarkets.com
www.HealthMarkets.com
Doug Holt
For HealthMarkets
(312) 596-3487
Doug.Holt@bm.com
HEALTHMARKETS NAMES NEW PRESIDENT
David W. Fields named HealthMarkets’ President and Chief Operating Officer
North Richland Hills, Texas – April, 25, 2008 – HealthMarkets, Inc. (http://www.healthmarkets.com) announced today that William J. Gedwed will resign his position as President and Chief Executive Officer of HealthMarkets to become Vice Chairman of the HealthMarkets Board of Directors, and that David W. Fields will assume the role of President of the Company effective June 1, 2008.
HealthMarkets is a leading provider of affordable health and life insurance to the self-employed, individuals, Medicare beneficiaries and small businesses through its subsidiaries, The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company.
Fields joined the Company as Executive Vice President and Chief Operating Officer in November 2007. “David is a seasoned insurance executive who has successfully led other companies through a variety of challenges,” Gedwed said. “I believe he will be an extremely effective leader for this Company moving forward.”
“I am honored to accept this new role at HealthMarkets,” Fields said. “Bill Gedwed has led innovative changes at HealthMarkets that have strengthened the Company in innumerable ways. I look forward to carrying on our central task – providing the best insurance value possible for our customers.”
Prior to joining HealthMarkets, Fields was Chief Executive Officer of UniCare Life and Health Insurance Company, a subsidiary of WellPoint, Inc. Prior to joining UniCare, Fields was Vice President and General Manager of Blue Cross Blue Shield of Georgia, where he was responsible for the company’s individual, small group and senior markets.
Prior to joining Blue Cross Blue Shield, Fields worked for more than a decade with a regional insurance company in a senior leadership position. Before that he worked as a certified public accountant with Coopers & Lybrand.
Gedwed became HealthMarkets’ President and CEO in 2003. He was a catalyst for change within HealthMarkets and led improvements in agent training, compliance and the implementation of an industry-leading benefit confirmation program for new customers.

About HealthMarkets
HealthMarkets, headquartered in North Richland Hills, Texas, is a provider of health and life insurance products to individuals, families, the self-employed, Medicare beneficiaries and small businesses. HealthMarkets offers products and services through its licensed insurance subsidiaries The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company. The Company’s offerings include individual and self-employed health insurance, small employer group health insurance, Medicare Advantage Private Fee For Service plans, life insurance and reinsurance. Through its Consumer Guided Health Insurance plans, HealthMarkets seeks to provide affordable and accessible health coverage to individuals and small businesses. The Company is owned by a group of private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners, members of management and the Company’s independent, licensed agents through the Company’s agent stock accumulation plans. For more information, visit http://www.healthmarkets.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “objective,” “plan,” “possible,” “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulations that could subject it to significant fines and penalties and/or result in restrictions on its operations; changes in the relationship between the Company and the membership associations that make available to their members the health insurance and other insurance products issued by the Company’s insurance subsidiaries; changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company from time to time with the Securities and Exchange Commission.
HealthMarkets, Inc. • 9151 Boulevard 26 • North Richland Hills, Texas 76180 • P (817) 255-5200
• www.HealthMarkets.com